Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventsSM

FLE - Q4 2007 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Jul. 12. 2007 / 1:30pM ET

CORPORATE PARTICIPANTS

Kathy Munson

Fleetwood Enterprises - Director of IR

Elden Smith

Fleetwood Enterprises - President and CEO

Boyd Plowman

Fleetwood Enterprises - EVP and CFO

Charley Lott

Fleetwood Enterprises - President, Housing Group

Paul Eskritt

Fleetwood Enterprises - President, RV Group

Andy Griffiths

Fleetwood Enterprises - SVP and CAO

CONFERENCE CALL PARTICIPANTS

Ian Zaffino

Oppenheimer & Co. - Analyst

Kathryn Thompson

Avondale Partners - Analyst

Timothy Jones

Wasserman & Associates - Analyst

Robert Rodriguez

First Pacific Advisors - Analyst

John Diffendal

BB&T Capital Markets - Analyst

Thomas Haynes

Empirical Capital - Analyst

Cris Blackman

Empirical Capital - Analyst

Jay McCanless

FTN Midwest Securities - Analyst

Michael Kadick

Kadick Inc. - Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen and welcome to the fourth-quarter and fiscal year 2007 financial results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Ms. Kathy Munson. Ms. Munson, you may begin.

Kathy Munson  - Fleetwood Enterprises - Director of IR

Thank you, Natalie. Hello everyone and welcome to Fleetwood Enterprises’ conference call for the fourth quarter and fiscal year ended April 29, 2007. I am Kathy Munson, Fleetwood’s Director of Investor Relations. First we trust that all of you have received today’s news release announcing Fleetwood’s results. The Company’s 10-K was also filed today.

This call is being broadcast live over the Internet at StreetEvents.com and earnings.com and is accessible from our own website, Fleetwood.com. A replay of the call will be available at each site shortly after the end of this call and the call is also being taped. If you have any questions about accessing any of this information, please call the Pondel/Wilkinson Investor Relations office at 310-279-5980 after the conference call.

Please be advised that the statements made by Fleetwood Enterprises during this conference call that relate to future plans, events, or performance are forward-looking statements and are being made against the backdrop of the Safe Harbor rules. These statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions including risk factors identified in the Company’s 10-K and other SEC filings.

Actual results, events and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements which speak only as of today’s date. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

With that in mind, let’s move onto today’s call with Elden Smith, President and Chief Executive Officer, and Boyd Plowman, Executive Vice President and Chief Financial Officer. The other Fleetwood executives that are available to answer your questions at the conclusion of the introductory comments are Paul Eskritt, President of the RV Group; Charley Lott, President of the Housing Group; Andy Griffiths, Senior Vice President and Chief Accounting Officer; and Lyle Larkin, Vice President and Treasurer.

I will now turn the call over to Elden Smith, Fleetwood’s President and CEO. Elden?

Elden Smith  - Fleetwood Enterprises -President and CEO

Thank you, Kathy. We thank all of you for joining us today for our 2007 fiscal year and fourth-quarter earnings conference call. We have spent much of our time recently talking with you about the travel trailer division and for good reason. We have dedicated quite a bit of attention to this division over the past months and have made many changes. After all, despite market conditions that were the same or worse than the prior year in all of our industries, the rest of the business units in combination were at roughly breakeven operating levels for the quarter and the year.

Today, though, I want to first address the motor home division. Its operating results tend to get buried in those of the RV Group and there are some very positive facts which deserve to be highlighted. The division’s operating income and operating margin for the quarter were the highest in nine quarters at $11.5 million and 4.1% respectively. Sales in the quarter were up 12%. Our shipments were up 10% for calendar year 2007 through April while the industry remained flat.

The majority of the increase was in the diesel A, the more affordable gas Class A, and the lower-cost Class C product segments, with our American Eagle brand performing particularly well in the high-end diesel category. The retail sales in each of these segments have been encouraging. Our current backlog of 1,315 units is 33% higher than the 886 units we had in backlog at this time last year. We believe that these trends bode well for continued improvement in retail market share, shipment volume and greater operating efficiencies for our plants.

One note of caution regarding motor home industry sales though – because the overall industry has yet to show any sustained growth over last year and we are well into our prime selling season, we know that dealers may become increasingly conservative relative to their inventory levels. This could impact future shipments.

Unlike dealers in the motor home business, travel trailer dealers continue to reduce their inventories, which became inflated toward the end of last summer. Several months of retail sale levels outpacing wholesale shipment levels have improved the situation, but overall the dealer community remains cautious. This is reflected in our sales for the quarter, which, ex-FEMA, were down about one-third year over year.

Our low level of travel trailer sales and capacity utilization throughout fiscal 2007 led to us making a number of significant changes. We decided to close five plants during the fourth quarter, all of which were smaller or underperforming operations. At the same time, we also opened a plant in Mexicali, which had been in the works for a couple of years. In April, the first units came off the line at the RV industry’s first facility located in Mexico. The Mexicali operation will be building our value-priced Pioneer and Mallard brands for the southern half of the United States.

We will operate with five travel trailer plants going forward. Each is now building a defined set of products to optimize labor efficiencies. While we may well experience some loss in market share as a result of the moves we have made, we are confident that the meaningful improvements in operating results will be realized in the upcoming quarters.

Part of our travel trailer strategy is to emphasize higher-margin products, such as our fifth wheel lineup and toy haulers, and to eliminate slow-moving floor plans in all product types. We have discontinued about 20% of the floor plans in our lineup, which represents substantially less than that in terms of sales dollars. All in all, these changes provide our plants the advantages of simplified production and reduced material costs. Our prior experience tells us that we will also see improved quality, which in turn will lead to higher customer satisfaction and lower warranty costs.

While we are making all of these changes, we are continuing to improve our products and differentiate our brands from one another and from the competition. We are pleased with our progress and look forward to the performance of our 2008 model lineup, which began shipping June 1 to our dealers.

Our core Prowler, Wilderness, and Terry products each have a strong brand presence in the marketplace, but have underperformed in the market for several years. We believe that there are many indications that the changes that have been made for this new model year in all three brands are striking — and the price points fit better in the segments in which they now compete. Our current backlog is 1258 units, up 24% since the end of the fiscal year, indicating the success of the new products.

Our folding trailer division had a disappointing quarter. There was a warranty charge related to older model year products that accounted for almost 60% of the division’s $6.5 million loss. Much of the remainder reflected lower sales, low capacity utilization and a change in mix to lower-margin products. We are instituting additional cost reductions to increase margins throughout the operation.

Moving on to the Housing Group, the manufactured housing market continues to be defined by geographic areas of relative strength versus areas of marked weakness. Managing the business has been made more challenging because the areas of strength and weakness have changed dramatically over the past year or so. Although industry shipments are down versus last year in almost all states, those that are showing growth or minor declines are quite different than the prior year. Where we were enjoying relatively robust business in California, Florida and Arizona a little over a year ago, today those are among the weakest in year-over-year comparisons.

Meanwhile, with the exception of Florida, the Southeast, which had been deep in the doldrums for several years, is where we are now seeing some relative strength. We have plants well situated to serve all of these markets but our participation in the California and Florida market has been particularly strong, so the decline in those states has affected us disproportionately.

Group sales were down 26% for the quarter and they were off 35% for the year when we include FEMA sales in last year’s number. Despite these circumstances, we believe we have reason to be optimistic. First, the Housing Group has continued to lower their breakeven point. We generated $1.7 million in operating income at a low capacity utilization rate.

Second, we have reason to believe, based on our backlogs and industry reports of healthier loan activity, that our sales will increase approximately mid-fiscal year or so. At the end of the quarter, our backlog was 1,140 homes or 2,030 floors. And as of last week, it stood at 1,476 homes or 2,423 floors. Again, that varies widely by area but our backlog has literally doubled from this time last year and that is very encouraging. 293 of the floors in the current backlog are modular.

The difficulties in the subprime and Alt-A markets will affect us but it is difficult to tell exactly how or when. As early as this past January, some of the larger specialty lenders began reporting that they were seeing more applications of better quality. At the same time, some local lenders and mortgage brokers began pulling back from financing manufactured homes, apparently equating lending in our sector to subprime lending to conventional home buyers.

The facts are that, in recent times, manufactured home lenders have maintained strict credit and documentation standards as well as down-payment requirements. The customer if buying a conventional home was likely to be offered an adjustable-rate mortgage with a “teaser” rate with minimal documentation of income and requiring little or nothing down. This had the effect of moving many of our traditional customers to site-built homes. As a result, we believe that when the dust settles, our products will be on a much more level playing field than they have been in almost a decade. Consequently, we ultimately expect to see some rebound in industry sales, but in the meantime, we may have to live through some additional uncertainty caused by site-built foreclosures and excess inventory.

We also have reason to believe that our more regionally responsive product will translate into retail market share gains, given that we have begun to see our wholesale share grow. Although it has happened more slowly than we had expected, that is welcome news. We continue to be the second-largest manufactured housing producer in the country measured by retail sales, but we had seen some erosion in our share in the market since the 2005 sale of our retail business. Improving our market share is obviously important in a down market, as increases allow us to sustain or improve volumes and therefore capacity utilization and production efficiencies.

We continue to pursue modular business through our Trendsetter Homes division. We are building barracks for Fort Bliss in our Texas plant, and we have recently completed one project and are gearing up to build a second larger condominium project in our Georgia plant.

At this point, I’m going to turn the presentation over to Boyd to discuss the Company’s financials in more detail.

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

Thank you, Elden. Fourth-quarter consolidated revenues were $508 million, down 16% from last year’s $603 million. Four of our five businesses experienced reduced revenues, with motor homes the only one that enjoyed an increase in sales. These trends are not limited to Fleetwood but reflect recent challenges facing the overall manufactured housing and RV markets.

RV Group sales for the quarter were down 11% to $382 million, with the unfavorable comparison mainly due to last year’s inclusion of approximately $33 million of non-recurring FEMA sales. Motor home sales increased 12% to $278 million but were offset by declines in travel trailers and folding trailers of 47% and 11% respectively. During the fourth quarter, Fleetwood motor home unit sales outperformed the national wholesale market, which was approximately even with the prior year. This should translate into improved retail market share in the near future.

Travel trailer sales fell from $158 million to $84 million this year, as the prior year benefited from the sale of units for use in the disaster relief efforts for the Gulf Coast. Excluding this $33 million of revenues, overall sales of our travel trailer dealers were down about 33%. The travel trailer market is suffering due to the softening of retail demand and dealer actions to reduce inventory to levels commensurate with that softening. Our folding trailer sales declined to $20 million from $23 million in a segment that has also softened.

Sales for the Housing Group dropped 26% to $117 million from $157 million. Most of the decline in dealer sales came from California and Florida where we hold the number-one market position and where industry sales were relatively strong a year ago. We believe that these two states as well as Arizona have been impacted because the site-built housing market has slowed throughout the country, and the sale of primary residences by baby boomers wanting to move to the Sunbelt has been delayed. This in turn delays the purchase of their new Fleetwood home, accounting for a portion of the slowdown in these important states.

Another contributor to the sales decline is the lower activity from our former FRC stores. Of the 125 stores sold to Clayton, 50 were closed and only 54 are now actively buying product from us. We have, however, made considerable progress over the past few quarters in establishing new distribution points.

Our consolidated operating loss for the fourth quarter was $18.6 million, which was more than doubled as a result of the $10.2 million in restructuring charges mostly related to the closure of five travel trailer plants. In last year’s fourth quarter, we earned income from operations of $8.3 million. The other primary factors contributing to this year’s decline were the following: Tougher industry conditions in both RVs and manufactured housing which led to lower towable and Housing Group revenues; Lower gross margins, where our overall percentage fell to 14.2% from 16.5% because of the following: One, the prior year benefited from significant manufacturing efficiencies as a result of producing large quantities of identical units for disaster relief. Two, revenues dropped 26% in the Housing Group, which is often our highest margin operation. Three, market conditions in all segments of our business were down or flat. Four, the Housing Group and the travel trailer division worked short work weeks in some plants to balance production with lagging demand in difficult markets. And five, travel trailer plants that were closed during the quarter operated at low efficiency levels.

On the other hand, those margin pressures were partially offset by reduced health insurance and retirement costs that took effect on January 1, 2007, positively impacting the fourth quarter by almost $6 million. The majority of that impact affected gross margin.

We also incurred a $3.8 million onetime warranty charge at the folding trailer division.

Positive influences on operating income included the initial results of cost reduction actions implemented in the second and third quarters, lower warranty expense, and reduced incentive compensation. We incurred a consolidated net loss of $39.2 million in the fourth quarter compared with net income of $1.7 million in the prior year.

In addition to the deterioration in operating income, we recorded interest expense of $2.9 million on the previously recorded fiscal 2005 monetary damages award in the litigation with The Coleman Company. On June 29, 2007, the Kansas Court of Appeals denied our appeal of this award, a decision which we plan to appeal with the Kansas Supreme Court. In addition, the tax provision increased primarily due to a non-cash adjustment of $11.1 million to the deferred tax asset.

As you may recall, unrealized gains on certain real estate have been a part of our tax planning strategy to support the carrying value of our deferred tax assets. Since we now have active plans to sell some of these properties, the accounting guidance dictates that those specific unrealized gains can no longer be considered available to be used as part of our tax planning strategy. Over the past two years, by exiting unprofitable businesses and through additional restructuring, we have significantly reduced overhead and adjusted our production capacity to meet shrinking markets.

In the fourth quarter, operating expenses declined by $9.9 million bringing the total reduction for the year to $55.2 million, most of it related to reduced headcount, lower warranty costs, and reduced performance-based compensation. Warranty costs on a consolidated basis were down by $2.9 million for the quarter and $17.3 million for the year despite the previously mentioned $3.8 million increase to folding trailers’ warranty reserve.

Factory-based service has taken hold and the number of units under warranty declined year over year. The charge to folding trailers, which equaled almost 60% of their operating loss, was to specifically address costs to correct one-piece fiberglass tops on models sold several years ago.

For the fiscal year, we incurred an operating loss of $67 million compared to income from operations of $29.5 million in the prior year. The year-over-year deterioration in earnings was the result of most of the same factors mentioned earlier regarding the quarter.

Cash and cash equivalents declined $71 million from the prior year due to net losses and the first quarter repurchase of about one quarter of the 6% convertible trust preferred securities for $31 million. Notably, over the same period, total debt was reduced by almost $56 million.

Since the end of the third quarter, cash and marketable securities increased $43 million to $76 million primarily as a result of a reduction in receivables and inventory. Compared to the prior year, receivables are lower and overall inventories are at about the same level. We feel the inventories are reasonable, although travel trailer finished goods were somewhat higher than expected due to the soft market.

Total borrowings remained roughly even with those outstanding at the end of the third quarter. In May of 2007, the bank agreement was amended to reset the contingent cumulative EBITDA covenant and increase boot collateral by $5 million. Despite the increase, boot collateral remains $25 million lower than it was before the renewal of our credit agreement in January of ‘07.

Now I will turn the call back over to Elden for some closing remarks.

Elden Smith  - Fleetwood Enterprises - President and CEO

Thanks, Boyd. We are making significant progress, though not as quickly as we would like. The fact that we at Fleetwood see the everyday moving parts, how they interact, and the complexities of our markets and operations makes us no more patient than everyone else. We’re looking forward to fiscal 2008 and the opportunity to show what our restructured Company can do even in a somewhat uncertain environment.

We feel good about the status of our motor home division in terms of our product and productivity. The Housing Group has proven itself to be efficient even in times of declining levels of activity. A pickup in the manufactured housing industry should provide us with an opportunity to benefit from the leverage inherent in that business.

Our financial progress during the year is going to depend quite a bit on the success we experience in turning around our towable businesses. We believe we have the right pieces in place: product, plants, quality, and pricing. Now the dealers and our customers need to experience the improvements. We will have a good opportunity to showcase them at our dealer meetings held during the next month.

Our first quarter ends July 29. The progress we have made in the travel trailer division will not be fully evident in this quarter. For the Company overall, however, we expect operating income to be close to breakeven. The improvement is due to higher seasonal volume, lower costs, new model year product introductions, and capacities that are more in line with current demand.

The broad outline of our goals and strategies going forward is quite evident. It is our intention to generate cash, improve liquidity, be more responsive to new markets and changes in existing ones, and free up capital in the short term. We will focus attention and capital on growth businesses and improve our operations to enhance competitiveness.

One of the tactics we have used to meet these objectives includes selling underutilized assets. You have seen some results of this initiative already in the number of idle plants and underperforming businesses that we have sold in the past couple of years. We have also downsized our businesses where appropriate to meet the markets in which they participate. The move we made to close the travel trailer plants is obviously a large step in this direction and we will continue to invest appropriately — in growth businesses; in lean, more efficient, more cost-effective manufacturing; in quality; in strategic pricing; and in excellent people.

Our long-term goals are to enhance our position as a leading provider of affordable high-quality recreational vehicles and manufactured homes, to sustain long-term profitable growth, and to enhance shareholder value.

That concludes our remarks. Natalie, we will now take questions.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS) Ian Zaffino, Oppenheimer.

Ian Zaffino  - Oppenheimer & Co. - Analyst

A couple of questions. On the manufactured housing business, we’ve seen a nice uptick in the backlogs. When does that actually translate into sales or convert into sales? Then Elden, when you said that sales are going to be up mid-fiscal year in manufactured housing, is that sequentially or is that year-over-year?

Elden Smith  - Fleetwood Enterprises - President and CEO

It is looking at year-over-year in terms of sales comparisons. And as far as translation, I will let Charley address that.

Charley Lott  - Fleetwood Enterprises - President, Housing Group

We currently are in the process and have been in the process for a few months at several of our plants in increasing our rate of production and so some of the backlog will translate into additional sales this quarter and hopefully and certainly even more next quarter as far as additional sales. We have actually raised our rate of production since about March by about 24%. And so we will benefit – the plants that have backlogs have already begun to benefit from those.

Ian Zaffino  - Oppenheimer & Co. - Analyst

Okay. Another question for Boyd. The real estate that you alluded to selling, can you just give us a little bit more color on that? Maybe what is the book value of those assets or where they are and what type of properties they are and what you could possibly get as far as proceeds for that?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

As with any situation where you are selling a significant number of real estate properties, it will be over a kind of an uncertain period of time, and probably extend well beyond a year, but we are potentially looking at proceeds that I would say are in the neighborhood of at least $50 million and perhaps quite a bit more than that, depending on the time frame you want to look at. And there is a fair amount of embedded gain in many, though not all, of those properties. The reference that I made in the presentation to the deferred tax asset was only related to those properties that previously had been used to support part of the deferred tax asset. And in addition to that, we have other idle properties with little or no embedded gain that are not part of that.

Ian Zaffino - Oppenheimer & Co. - Analyst

Okay, so –

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

And I don’t think at this point — other than — we do have a number of facilities that are held for sale and are listed but I don’t think we want to get into an itemization of precisely which properties will in the future become available for sale.

Ian Zaffino  - Oppenheimer & Co. - Analyst

But the value would be derived more from a real estate perspective or the actual facility perspective?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

Real estate. And the vast majority are currently idle.

Ian Zaffino  - Oppenheimer & Co. - Analyst

Great. Thank you very much.

Operator

Kathryn Thompson, Avondale Partners.

Kathryn Thompson  - Avondale Partners - Analyst

First question is on manufactured housing. What is the capacity utilization? The most current number that you give, not necessarily the one from April but where is it right now? What is your best estimation of the rough breakeven point from a capacity utilization standpoint?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

Kathryn, right now we are at about 48% capacity utilization and, as you saw from the release, that is up from about 37% at April quarter end. Our breakeven, as you can tell from some of our last couple of quarters, is somewhere in that 35% capacity range. But it is sort of a moving target because it depends on the plants that are — how many plants are far below that level and how far above that level some of the other plants are.

Kathryn Thompson  - Avondale Partners - Analyst

Understood. And just to clarify to tag off of the previous question, when you said you expect some improvement in sales by the back half of the year, is that for the calendar year or your fiscal year?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

That was for the fiscal year.

Kathryn Thompson  - Avondale Partners - Analyst

Also, could you give us a little bit more clarity — you talked about pockets of strength particularly in the Southeast. We are hearing more in Texas and in Georgia. If you could give just anything, even if it is anecdotal or just to give some kind of clarification, sequentially or year-over-year about strength in that area and particularly as localized to certain states and why you think there’s strength in those states?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

Kathryn, I can give you some information having to do with our backlogs, which obviously indicates where our strengths are and primarily it is everything east — including Texas, it is east of Texas with the exception of the Northeast and Florida. The entire West Coast including Arizona is slow right now and all the other areas with the exception of the Northeast, Florida and the West are relatively strong parts right now. Some very strong.

Kathryn Thompson  - Avondale Partners - Analyst

Could you confirm that Texas and Georgia for instance are seeing particular strength?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

Yes they are.

Kathryn Thompson  - Avondale Partners - Analyst

Okay. Any other states noteworthy?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

The Tennessee/Kentucky area is very strong for us right now as well.

Kathryn Thompson  - Avondale Partners - Analyst

Okay. Moving to your RV segments, any changes — sequential changes in your motor home backlog since your April quarter end? And also could you just talk a little bit more about some of the successes you have had in your newer, revamped diesel product?

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

Kathryn, this is Paul. Through really week 10 of this quarter, our motor home backlog was at a little over 1300 units. That is as compared to about 1600 units at the end of the April quarter so it is down a little bit. We are seeing just a little bit of softening in the market — in my mind, really, no panic issue on that. I do not think our dealers are bloated inventory wise. But we are just seeing a little bit of softening this time of year which is kind of odd because this is normally a very strong selling season. So our backlog has dropped just a little bit. And on the successes, can you repeat that question please?

Kathryn Thompson  - Avondale Partners - Analyst

Just talk a little bit more about your diesel products. I know that you had been — worked hard to try to (inaudible) It at least appeared from a plant tour that we did in early June that those products appear to be being well-accepted by the market.

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

That’s true. We went through, we changed over half of our diesel lineup, went through a complete lifecycle change and as we do that we change the complete looks of our product from cabs, dashes, interiors, exteriors and bring out some new floor plans with those. A significant number of our products went through lifecycle changes this spring primarily driven by the engine change and good business decisions. We’ve actually seen a fairly decent jump in our products. You can look at some of our diesel products, our high-end products, American Coach family products have done very well recently with their lifecycle changes. And what we typically find on a three-year lifecycle of a product is that first year you’re going to get a pretty good boost on sales; the third year, stuff starts to wane until you come up with a new lifecycle change. And we are getting that boost right now with the product changes we made.

Kathryn Thompson  - Avondale Partners - Analyst

The final two questions. Are there going to be any residual costs in Q1 for your Canadian travel trailer plant closures? What is your final net annual cost savings for plant closures? You gave some clarity in the previous quarter end call but any update on that? And then finally, are you seeing any discounting pressures in the RV market, particularly in towables?

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

In the Canadian operation, you will see residual costs as they wind out operations this month so they are planning on being done the end of July or near the end of July so there will be residual costs in the first quarter. Discounting, general discounting environment, we are seeing very sporadic discounting with respect to motor homes as manufacturers work through their final ‘07 product and transition to ‘08. You are seeing a little bit of that. I would not categorize it as heavy. On the trailer side of the business, pretty much most of the wholesale programs are down, most manufacturers have gone through the transition into ‘08. Again we’re seeing fairly sporadic discounting depending on the manufacturer and dealer, primarily in terms of maybe higher SPIFFs, the retail salespeople on each product, and that would be kind of a discounting summary. Your third question was?

Kathryn Thompson  - Avondale Partners - Analyst

What is your best estimation of the net annual cost savings from your plant closures this past fiscal year?

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

When we announced the three closures, we talked about a $10 million annual savings number. The last two plants we added to that added about $7 million annually, so about a total number we’re looking at is about $17 million annually for all five plants combined.

Kathryn Thompson  - Avondale Partners - Analyst

Great. Thank you very much.

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

I might add to that that we will, because of the startup in Mexicali, there will be some offset due to some startup costs related to that.

Kathryn Thompson  - Avondale Partners - Analyst

Great, thank you.

Operator

Timothy Jones, Wasserman and Associates.

Timothy Jones  - Wasserman & Associates - Analyst

Good afternoon. Makes me think back 25 years with you, Elden, and 40 years with Boyd. I mean anyways you are still around. Okay. A couple of questions. First of all, allow the gentleman on the RV section to maybe crow about the fact that he went from $1.5 million to $11.5 million of profits in this quarter and made as much as you made the last 12 months. You sort of went by that very lightly.

Elden Smith  - Fleetwood Enterprises - President and CEO

We have a few other challenges we’re focused on.

Timothy Jones  - Wasserman & Associates - Analyst

I know, but I want you to get a chance to talk about one that was good.

Elden Smith  - Fleetwood Enterprises - President and CEO

He certainly deserves that credit.

Timothy Jones  - Wasserman & Associates - Analyst

What did you do, I mean, to increase your profits tenfold?

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

The thing is — this is Paul — really the biggest focus we started with was really listening to our dealer body and our customers on what needed to change on our product and that is through a number of dealer visits, bringing our salespeople into the product-planning process and really driving product changes as a result of what the market needs.

Timothy Jones  - Wasserman & Associates - Analyst

And basically what was that, because I am kind of interested that you said that the low-priced or affordable A’s — diesel A’s and gas A’s — were moving and the expensive diesel motor homes were moving, so there is sort of a dichotomy there.

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

That is a true statement. You will typically see with this type of market condition, our higher-line buyers are less susceptible to economic changes so you see that business typically not change as much depending on economic conditions. And when the economic conditions are down, you will typically see buyers coming in — the buyers that are going to buy are going to buy in the medium to lower-priced products. And that is kind of what you are seeing and that middle-line type product that we have there is a little bit soft.

Timothy Jones  - Wasserman & Associates - Analyst

You gave a number of 1315 versus 886 units. Was that your backlog in the motor homes and was it as of when?

Elden Smith  - Fleetwood Enterprises - President and CEO

I think that was a year-to-year comparison of backlog in motor homes.

Timothy Jones  - Wasserman & Associates - Analyst

At the end of the fiscal year?

Elden Smith  - Fleetwood Enterprises - President and CEO

(multiple speakers) quarter, yes.

Timothy Jones  - Wasserman & Associates - Analyst

Because you said you had dropped from 1600 to 1300 on sort of — just in a couple of questions ago and that is what I don’t understand.

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

The reason why, it is about a 280 unit backlog drop from — in the last ten weeks. We’re seeing just a little bit of softening in the motor home market. I have seen some comments from some outsiders that were concerned that there might be an inventory correction on the motor home side. Our inventory is in really good shape; our dealer inventory I am very comfortable with the level that we are at.

Timothy Jones  - Wasserman & Associates - Analyst

Can you give me the number as opposed to last year?

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

Our dealer inventory through week 10 of this quarter, the most recent period of time, is about 3930 units. April quarter was 4100 so we are within about 150 units there and then a year ago April, we were at just under 4000. So we are tracking really close to about that 4000 unit number year-over-year in the most recent numbers we have.

Timothy Jones  - Wasserman & Associates - Analyst

And Boyd, your inventory stayed flat which you talked about having been down a little bit but that is fine. But your receivables were down $30 million. Can you address that?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

Yes. A good deal of it obviously was a result of lower sales and then the timing of those sales has some impact if the sales are very close to quarter end and there was a bit more of that a year ago.

Timothy Jones  - Wasserman & Associates - Analyst

A mix problem or something like that also, or not?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

No, not really. We may have had some FEMA receivables — we did have some travel trailer FEMA receivables a year ago and the collection time on those stretch out beyond our normal terms. So a year ago there was some of that in the receivables number.

Timothy Jones  - Wasserman & Associates - Analyst

I’ll get back in the queue. Nice to talk to you guys again.

Operator

Robert Rodriguez, First Pacific Advisors.

Robert Rodriguez  - First Pacific Advisors - Analyst

I just want to clarify on the inventory area if you could be more specific as to why that is flat and whether it is a heavier inventory in one product segment versus another?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

I think ordinarily we would have seen a bit of a decline with the decline in sales and I think virtually all of the difference was a higher travel trailer finished goods inventory than we expected and than we had a year ago.

Robert Rodriguez  - First Pacific Advisors - Analyst

Okay. Travel trailer finished higher, okay. Along those lines, with the travel trailers, with these plant closures, you said it is approximately $17 million in savings offset by Mexicali. Wish you could help me with that a little bit because for the quarter we are down $23 million and I am trying to get a sense of, with these closures, where the travel trailer operations are on a capacity utilization basis now. And secondly, what do you need to get to to approximate a breakeven level?

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

It’s Paul, Robert. Let me answer that. From a capacity utilization standpoint, we ended the April quarter travel trailer-wise at 48%. When you actually take out the five plants what we would have run at in the April quarter would have been around 80%. Last quarter when we had the call, we reported that it would be about 65% when we were down the first three plants we closed. And that number includes Mexicali in that 80% number.

Robert Rodriguez  - First Pacific Advisors - Analyst

Okay. Includes Mexicali. So if we are going through here at an 80% capacity utilization rate with Mexicali, we should be over in the positive territory.

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

That is assuming that the rest of your income statement components are working as you want them to work.

Robert Rodriguez  - First Pacific Advisors - Analyst

Well I’m just talking about — if I look at the segment data here and looking at that area where you are showing 23 million. If you are going to tell me 80%, that segment data there should probably be pretty damn close or a lot higher than breakeven.

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

It should. Technically you are right, it should.

Robert Rodriguez  - First Pacific Advisors - Analyst

Thank you. (laughter)

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

Given where we are at on our labor and material costs, we’re not there yet.

Elden Smith  - Fleetwood Enterprises - President and CEO

It is certainly our objective.

Robert Rodriguez  - First Pacific Advisors - Analyst

Okay, labor and materials are the culprits then?

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

That is where we have the most significant improvement to make on our product.

Robert Rodriguez  - First Pacific Advisors - Analyst

I would also like to know — I’m going to come back to the real estate area that you’re trying to sell. Can you give me a better idea — I know you don’t want to talk about individual properties but is it weighted? Where is it weighted to? Is it weighted to the RV side, housing side? Exactly, if you could — in broad groups.

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

It is really across the board and some of it relates to some of our more recent plant closures which have been weighted toward RVs. But we have had quite a bit of activity over the past couple of years and that is ramping up and some of our closures were in some markets where there is good real estate activity, Southern California as an example. But it is across the board, maybe a little bit more weight on the RV side when you compare it to the number of facilities that we have operating.

Elden Smith  - Fleetwood Enterprises - President and CEO

Particularly if you think in terms of value of facilities, those RV facilities would be in locations that have higher value.

Robert Rodriguez  - First Pacific Advisors - Analyst

Just a comment here from a — as a long-term shareholder, I would say on the real estate sales, Elden, I would push those through, shall we say, considerably faster than you are doing.

Elden Smith  - Fleetwood Enterprises - President and CEO

We are upping the heat on that, and we agree.

Robert Rodriguez  - First Pacific Advisors - Analyst

I mean, get the whip out.

Elden Smith  - Fleetwood Enterprises - President and CEO

Okay, thank you.

Robert Rodriguez  - First Pacific Advisors - Analyst

Okay, then in terms of — there has been a lot of discussion in the manufactured housing area about excess capacity out there and how there has to be consolidation, mergers and all. Do you have any comments along those lines?

Elden Smith  - Fleetwood Enterprises - President and CEO

We look at our capacities constantly and you could see from the numbers that Charley cited a little bit ago that we saw a fairly significant move upward from one quarter to the other. There were plants that were operating at unsatisfactory levels a quarter ago that they are now doing quite well and we anticipated that that would be the case. (multiple speakers) We are looking at every plant and every area of the country. We think that there may be opportunities for consolidation for us to perhaps pick up a small manufacturer in a region and consolidate their capacity with ours or their demand with ours and improve capacity utilization. We are very much aware of that. We are looking at it very closely.

Robert Rodriguez  - First Pacific Advisors - Analyst

I would assume that if you take the $50 million plus out of the real estate and those types of things, that is what you are kind of looking at as playing with so you don’t erode your balance sheet?

Elden Smith  - Fleetwood Enterprises - President and CEO

Yes.

Robert Rodriguez  - First Pacific Advisors - Analyst

Okay, and the last question is in terms of the charges that you took, can you be a little bit more specific on like where in the line items they hit?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

Yes, the $10.2 million are all in operating expenses.

Andy Griffiths  - Fleetwood Enterprises - SVP and CAO

This is Andy, Bob. There is actually — we put a separate line on the face of the income statement called Other operating.

Robert Rodriguez  - First Pacific Advisors - Analyst

That is what I was going to clarify.

Andy Griffiths  - Fleetwood Enterprises - SVP and CAO

Yes, what tends to run through that is any restructuring costs and typically any gains or losses on real estate sales. So I think in the fourth quarter those two items flowed through there and the vast majority of it was restructuring costs on the travel trailer business.

Robert Rodriguez  - First Pacific Advisors - Analyst

Okay, I kind of suspected that but I wanted to clear that up there. Okay, I will get out and if I have any other things I will jump back in. Thank you very much, guys, and keep it moving and move it a little bit faster.

Elden Smith  - Fleetwood Enterprises - President and CEO

We will do that. Thank you.

Operator

John Diffendal, BB&T Capital Markets.

John Diffendal  - BB&T Capital Markets - Analyst

Some of my questions have been answered, but just to be clear too, on the segment data, so the $23.4 million in the loss in the quarter, that includes the $10.2 million in severance?

Andy Griffiths  - Fleetwood Enterprises - SVP and CAO

Yes, it does.

John Diffendal  - BB&T Capital Markets - Analyst

Is there something beyond that? Are there additional closing costs that are embedded in there as well? I mean you did close the facility. I mean it is just — you say severance but aren’t there other costs associated with that as well?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

There are but they are not separately designated. For example, I mentioned that the plants that were closed, to the degree that they did operate during the quarter, and most of them did for at least some period of the quarter, they inevitably operated at significant inefficiency. So our labor efficiencies were somewhat impacted for sure.

John Diffendal  - BB&T Capital Markets - Analyst

And to follow up on what Bob said and certainly you were indicating that you expected some improvements but still some residual drag in Q1 from travel trailers. Do you expect that drag to continue much beyond there? I guess at the end of the day you yourselves have said the absolute key to the financial performance in fiscal ‘08 — at what point do you think you cross that breakeven line? Would that occur in the October quarter?

Elden Smith  - Fleetwood Enterprises - President and CEO

Not quite that early. We’ve got a number of things to address here. One of the things that we haven’t talked some about is the amount of ‘07 inventory that both we have and our dealers have. And I think there will be programs involved in moving that merchandise and helping our dealers move that product.

John Diffendal  - BB&T Capital Markets - Analyst

So you are expecting (multiple speakers) to effect that as you move toward the end of the selling season?

Elden Smith  - Fleetwood Enterprises - President and CEO

That is correct. And so we need to I would say — and then you go from October into the January quarter, that’s winter, so we will continue to improve in our comparisons from year-to-year, we will get better all the time. We are probably three, four quarters away from being on the plus side there.

John Diffendal  - BB&T Capital Markets - Analyst

And the motor home side, as you said, you had, you crossed to pass $10 million of profit. We haven’t seen that since late ‘04. And I want to be clear, is that something — the real drivers of what pushed you say, for example, from the 5 million-ish or so I think it was just prior to that to — in the January quarter to the April quarter. Was it utilization? Was it mix of what you were selling? And particularly, everyone has complained about having the low end of motor homes being what is selling. It sounds like your mix may have moved the other direction.

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

John, it’s Paul. That’s true. Our utilization went from 46% in January to about 60% in April. So it did have some capacity utilization that affected that number, and also with a lot of our new diesels starting to come out, we did see a favorable mix out of our Decatur plant which builds our diesel products. So that all helped.

Elden Smith  - Fleetwood Enterprises - President and CEO

It is a mix of As to Cs too, much heavier on the As than the Cs.

John Diffendal  - BB&T Capital Markets - Analyst

And one last thing, you mentioned when you were giving the more recent manufactured housing backlog and I wasn’t sure — you hesitated for a second. I want to make sure I had right number there. The modular part of that backlog?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

293, John.

John Diffendal  - BB&T Capital Markets - Analyst

That is actually fairly small and you say you have about doubled that backlog versus a year ago with a fairly small piece of that being modular.

Charley Lott  - Fleetwood Enterprises - President, Housing Group

That’s correct.

John Diffendal  - BB&T Capital Markets - Analyst

So you are not booking — are you booking all of the projects you have in that 293 or some of it is not being booked?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

No, we’re not booking all the projects at all. It is just the project that we are currently building.

John Diffendal  - BB&T Capital Markets - Analyst

I got you. Okay. That is excellent. Thank you so much.

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

John, this is Boyd. Let me make one further elaboration on one of your travel trailer questions. And actually on Bob’s as well. In Q1, we would expect — I want to quantify, I guess, our expectations with regard to the impact of the Canadian plant closure in Q1 and I don’t think we have got a precise number but I would say it would be at least a couple million dollars and could go a bit higher than that. The other clarification I would like to make is that the 80% capacity utilization number that Paul used was kind of a pro forma number if our volume remained the same and with the plant closures already in place — the key assumption being the volume remaining the same. And we will lose some volume, particularly as a result of the closure of the Kentucky plant, because the only plant that is now supplying that product is the Mexicali plant — and Pendleton/ LaGrande — but we are — we do have a lot of shipping to do to reach some of the eastern dealers and our expectation is we may lose a bit of volume there.

Elden Smith  - Fleetwood Enterprises - President and CEO

And I indicated in my remarks our focus right now in trailers is not necessarily — strictly market share and volume gains. It is just profitability and profitable operations. We can get back to the market share ballgame later.

John Diffendal  - BB&T Capital Markets - Analyst

You’ve lost I guess 65 million or whatever — I mean — even if you’re not reaching breakeven, if you cut that back by 25, $40 million or whatever next year, you made a hell of a lot of progress but —.

Elden Smith  - Fleetwood Enterprises - President and CEO

Pretty simple math.

John Diffendal  - BB&T Capital Markets - Analyst

That is what we’re talking about here. You still expect with some drag in the first half and then going into the seasonally slow second half, which will affect that, it is just reducing that loss meaningfully is the big driver.

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

Very meaningfully.

Operator

Thomas Haynes, Empirical Capital.

Thomas Haynes  - Empirical Capital - Analyst

I had two questions. The first being with the plant in Mexico, did you give an expected impact from the startup cost of that for next quarter?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

I didn’t. This is Boyd. It is fairly nominal — I would say less than $1 million.

Thomas Haynes  - Empirical Capital - Analyst

Okay. And then getting back to the manufactured housing segment for just a minute, from an industry perspective what are you seeing in terms of the loan volume and loan applications on a nationwide basis? And then if you excluded California, Arizona and Florida, what would those same numbers look like?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

This is Boyd and I will let Charley piggyback onto what I say or correct what I say. The loan volume obviously has not improved because sales have not improved so it is really on the application side and all we really have on that is anecdotal. And although we’re seeing healthier activity, part of that, and I would say a small part of that, is volume and the balance of it is the quality of the applications. We have heard anecdotal evidence from a number of quarters that the quality of the applications has improved and our sense is that we are seeing some of those people who in recent years past might have been able to qualify for a subprime conventional loan or an Alt-A loan. So — and it is pretty difficult to quantify and I’m not even sure I will go out on that limb. Charley?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

I don’t think we could quantify —. The two states you asked about specifically was California and —?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

Florida.

Charley Lott  - Fleetwood Enterprises - President, Housing Group

Oh, and Florida. I don’t know how to break those out but the general comments that we are hearing from the retail finance companies is that their loan applications are continuing to be improved and in some cases significantly. It is probably an obvious reason as to why some of our backlogs have improved significantly in some areas. It is fairly positive to be honest about it. And it actually started back in January with those reports and that is actually when some of our backlog and order improvement started in some parts of the country. So it is comforting to see that they are continuing to say that their loan applications are continuing to improve and they should continue to result in improved business for us.

Thomas Haynes  - Empirical Capital - Analyst

Okay. Then you mentioned that, I think, that most of the manufactured housing lenders had somewhat stricter lending standards than the conventional housing lenders have been using in the past. And I know there has been some pressure by the Fed on lenders to tighten their standards. So if I heard what you said, you don’t expect the manufactured lending lenders to have to tighten their credit standards or their origination and underwriting standards but you do expect the rest of the market to. Is that correct?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

Yes, I think you have summarized it very well. Really what we are seeing now in the conventional subprime market is kind of on a magnified basis very similar to what we went through in manufactured housing lending in the late ‘90s and underwriting standards for our product were tightened considerably beginning at about the year 2000 and they continue to get tighter and tighter. And the public information for those who are still accessing the ABS markets with those loans, you are still seeing weighted average FICO scores well north of 700 and it is virtually impossible to get a manufactured housing loan without at least a 10% down payment. And, you know, all of that is night and day difference with what has been experienced in the site-built finance market.

Thomas Haynes  - Empirical Capital - Analyst

I see. So you expect some of that tightening in the site-built financing market to drive people towards manufactured housing or is it a little early to say that?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

Yes, I would expect that to be the long-term impact and I think in some markets it could be the short-term impact as well. It will also — the difficult — more difficult financing in conventional housing probably has a negative short-term impact in states like California and perhaps Florida and Arizona where the retiree may have more difficulty selling his house because he doesn’t have a ready buyer that can get easy financing. So it may have a short-term negative impact on our retirement markets. And in the other markets, some of the families who have had access to site-built and now may not may be turning back to our product. And that I think is what Charley is seeing in the Southeast.

Thomas Haynes  - Empirical Capital - Analyst

Okay, that’s great. Thank you.

Operator

Cris Blackman, Empirical Capital.

Cris Blackman  - Empirical Capital - Analyst

I appreciate your explanation there, that is encouraging because what I guess I also heard was that basically you have had customers that have been leaving that sector for ten years and you think there is a reversal occurring?

Elden Smith  - Fleetwood Enterprises - President and CEO

That is essentially it, yes.

Cris Blackman  - Empirical Capital - Analyst

That is about the time the whole market topped out on the manufactured housing sector.

Elden Smith  - Fleetwood Enterprises - President and CEO

Right.

Cris Blackman  - Empirical Capital - Analyst

How long has your modular homes been in your backlog?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

They have been in since about April I think, April or May, somewhere right in that timeframe.

Cris Blackman  - Empirical Capital - Analyst

Okay and to qualify what you said earlier, your backlog — you are accounting how much of that in backlog?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

293 of the 1476.

Cris Blackman  - Empirical Capital - Analyst

But that 293 — you are only partially counting the barracks backlog, is that right or the modular backlog?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

We are counting the portion of the phase of the barracks that we have that have not been produced yet.

Cris Blackman  - Empirical Capital - Analyst

All right. If there is, if troops are moved out of Iraq, if there’s a significant withdrawal, how does that affect the barracks business?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

I don’t think that is the determining factor. I think the determining factor has already been decided and it is a process that all of the military is going through at most of the bases and they have a schedule that they I’m sure are going by that I’m not actually privy to, but it’s —.

Elden Smith  - Fleetwood Enterprises - President and CEO

It is more a practice of modernization of the military housing that is out there now.

Cris Blackman  - Empirical Capital - Analyst

So that would suggest significant legs for that market?

Elden Smith  - Fleetwood Enterprises - President and CEO

Yes, absolutely. In fact they project a decade or more. It is quite a positive market.

Cris Blackman  - Empirical Capital - Analyst

You mentioned that you’re starting your second project in Georgia.

Charley Lott  - Fleetwood Enterprises - President, Housing Group

Out of our Georgia plant, yes, sir.

Cris Blackman  - Empirical Capital - Analyst

And this one — the second one is larger than the first. How big was the first one?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

I don’t have that number in front of me. I am pretty sure it was in the 7 to $8 million range.

Cris Blackman  - Empirical Capital - Analyst

So if the second one is larger, can you quantify like how much bigger it is?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

It is going to be spread over a few stages but it will be two or three times larger than that by the time it is completed.

Cris Blackman  - Empirical Capital - Analyst

You’re only building those in two sites currently, is that right, Georgia and Texas?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

That is correct.

Cris Blackman  - Empirical Capital - Analyst

What are your plans as far as expanding that type of construction to other plants?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

 We will just let the market take us there. It is relatively easy and we have found that it is relatively easy to convert the product that we build, that we currently build, a HUD manufacturing plant to a plant that builds the modular product. So we will let the market demand drive that. But we’re preparing to do it at most any facility where the demand shows its face.

Elden Smith  - Fleetwood Enterprises - President and CEO

If we were to pick up a contract from the East Coast or the West Coast, we could look at facilities in those locations to start up to meet the demand for military housing or other housing.

Cris Blackman  - Empirical Capital - Analyst

Okay. In your CapEx budget, do you have much set aside for that?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

We have some set aside, but the cost is pretty modest.

Cris Blackman  - Empirical Capital - Analyst

Okay. In that M/H industry, can you talk just a little bit about possible relationships maybe that are occurring between people in your sector and builders or developers? Is there much activity happening on that front and do you see that being a potential driver for the market?

Elden Smith  - Fleetwood Enterprises - President and CEO

There is a great deal of activity in that area, and particularly as I think you’re talking modulars strictly now, as you look at local builder/developers as well as some quite large regional or national builder/developers, and we are talking to a number of people about that.

Cris Blackman  - Empirical Capital - Analyst

Have you announced any contracts on that front yet or is that something you will be announcing as you sign agreements or —?

Elden Smith  - Fleetwood Enterprises - President and CEO

We haven’t announced anything. If we have a contract we would announce it.

Cris Blackman  - Empirical Capital - Analyst

And is there a size that would be required for an announcement? Contract size wise?

Elden Smith  - Fleetwood Enterprises - President and CEO

I think it would have to be material. If it was just a small builder in an area, probably not. But we might do a regional announcement in that case.

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

But unless it is pretty tiny, particularly in the early stages, I think we are likely to make announcements just for publicity reasons.

Cris Blackman  - Empirical Capital - Analyst

Okay. That makes sense. And then finally — and I appreciate your candor and disclosure — will you be breaking out your revenues on your modular base — on your modular business?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

If we do, it will perhaps be anecdotal. We don’t view it as a separate segment and it is far from material so it will simply be, at least on our financial statements, a part of our Housing Group.

Cris Blackman  - Empirical Capital - Analyst

Okay, thank you very much.

Operator

Jay McCanless, FTN Midwest.

Jay McCanless  - FTN Midwest Securities - Analyst

Good afternoon everybody. Just three quick questions. The first one when I was looking at the motor home results, congratulations on the increased profits. But I wanted to ask if the decline in gross margin this year to 13.8% versus 14.1% last year — is that a function of some of the discounting that you discussed earlier or these newer ‘08 units, are they costing more? What’s going on there?

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

It’s Paul, Jay. It’s really not related to discounting on our side. We cut wholesale programs about a year and a half ago so we don’t really do a lot of that anymore. On the profit side, we are seeing a lot of upward pressure from our supply base and material costs and primarily when you look at commodities, we’re seeing price increases being pushed on batteries, copper, those types of areas. So there is a lot of pressure on material costs on our product and that is the biggest area. And then obviously depending on some of our mix issues, overall we’ve had a favorable mix issue in the April quarter but as the dynamics of our product changes — for example, we are bringing up more low-end products like the Terra and Fiesta LX. We introduced our low-end Class C recently that started shipping in April. Those types of things will also affect mix on our margin.

Jay McCanless  - FTN Midwest Securities - Analyst

Okay. And then on folding trailers, what is your national market share now?

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

National market share is just a little over 40% year-to-date.

Jay McCanless  - FTN Midwest Securities - Analyst

Okay. Is there something that Fleetwood is missing or a company you could acquire or something you could do differently to start turning that division around? It’s something that we have seen persistent losses from and I just want to get some more color on that.

Elden Smith  - Fleetwood Enterprises - President and CEO

There is and we are aggressively pursuing a number of different tracks relative to the folding trailer group. It is obvious with a 39% to 40% market share that that operation should be considerably, well, profitable to begin with and should be quite profitable. So we are working at that.

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

And one of the things I would add — this is Paul, Jay — that I would add on that is we have a couple of major focuses. We did increase our prices this year on our ‘08 product we just rolled a little while ago. And in addition to that we began in our sewing operations starting to outsource that work and we’re just looking for other opportunities right now throughout that division. Labor efficiency has been very good there. We are really focused on our material content.

Jay McCanless  - FTN Midwest Securities - Analyst

Okay, thank you.

Elden Smith  - Fleetwood Enterprises - President and CEO

That outsourcing is going offshore.

Jay McCanless  - FTN Midwest Securities - Analyst

OK. Then one question on manufactured housing. I know that you said the backlogs had increased from the end of the quarter till now. It sounds like from the guidance and talking to all of you after you reported revenues back in May, it sounds like modular has actually increased as a portion of that backlog. Is that correct?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

It has, Jay. But most all of that was with the one project there, the Fort Bliss project, that we have and currently are building out of our Belton facility.

Jay McCanless  - FTN Midwest Securities - Analyst

Okay. What type of operating margin trade-off do you have between modular floors and HUD floors?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

Jay, this is Boyd. Our gross margins are higher in modular but we have higher operating costs and potentially capacity utilization offset. So I think they will probably be very similar maybe slightly higher in modular in terms of return on sales. But even that is probably necessary because there is a bit of a higher investment requirement, our receivables are collected over a little bit longer period of time and we have an investment in the carriers to transport the product that we don’t have in our HUD business.

Charley Lott  - Fleetwood Enterprises - President, Housing Group

Jay, one of the other components there also is the fact that at least over on the military side that we are working in right now, we have more on-site work that we perform than we do on the HUD business. So that is another added cost that has to be accounted for.

Jay McCanless  - FTN Midwest Securities - Analyst

Okay. And then last question, over the last two months we have seen a pretty sharp increase in the number of existing homes for sale that the NAR puts out every month. How much competitive pressure are you starting to feel or I know you all have had some in the past. Has the competitive pressure gotten worse from existing site-built homes, discounts on those, and also maybe discounted new homes for sale?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

And you are saying discounted site-built homes?

Jay McCanless  - FTN Midwest Securities - Analyst

Yes. Entry-level, existing, or entry-level new site-built homes; has the competitive pressure increased from those?

Charley Lott  - Fleetwood Enterprises - President, Housing Group

Jay, I haven’t actually heard any of our retailers say that that is the case right now. Our industry as you are well aware has been extremely competitive for the last two or three years and there have been in various pockets of the country, there’s always competitive pressures. But I don’t think our network is yet seeing a lot of pressure from site-built. Although we kind of are anticipating that.

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

And I think we’ve seen some in California as an example.

Jay McCanless  - FTN Midwest Securities - Analyst

Okay, great. Thanks, guys.

Operator

Timothy Jones, Wasserman & Associates.

Timothy Jones  - Wasserman & Associates - Analyst

Yes, two questions. One question is easy. You talked about this Kentucky plant that you are closing and you have to ship product all the way from Mexico. Why don’t you just keep it open?

Elden Smith  - Fleetwood Enterprises - President and CEO

Because it wasn’t operating at a capacity level that was profitable and we were better off to give up those sales or at least a portion of those sales than to continue to operate.

Paul Eskritt  - Fleetwood Enterprises - President, RV Group

And I would also add to that, we were down over the prior 13 weeks it was open, we were down over half the time just due to lack of volume out of that factory. And it was on our lower-end, higher-value priced product.

Timothy Jones  - Wasserman & Associates - Analyst

Okay. The second question, you have been hit on it about five times. I just, as you know, I follow the home building industry just to give you two numbers. Kaufman and Broad’s subprime business went from 16% last year to 6% this last quarter and Hovnanian’s went from 12% last year to 3%. Now I don’t understand why these customers who have been priced out of this market are not being much more aggressive at going at your product. I’m amazed that you said that you have an average FICO score of 700 and 10% down; that is probably because of all of the trouble we went through 10 years ago. But there is some reason — there has got to be some way that you guys with your lower-priced product have to be able to take care of these people.

Elden Smith  - Fleetwood Enterprises - President and CEO

We think those people or some portion of them are and will continue to come our way.

Timothy Jones  - Wasserman & Associates - Analyst

Do you have a number for the amount of the subprime loans that you gave for the fiscal year and the quarter?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

My best guess is zero, Tim.

Timothy Jones  - Wasserman & Associates - Analyst

Really?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

Yes.

Timothy Jones  - Wasserman & Associates - Analyst

That is astounding. Thank you very much.

Elden Smith  - Fleetwood Enterprises - President and CEO

You are welcome.

Operator

Michael Kadick, Kadick, Inc.

Michael Kadick  - Kadick Inc. - Analyst

You have good liquidity despite the difficult environment for both of your lines of business and I applaud you for that. Would you please use some of that liquidity to buy in the 6% preferred while it is available at a significant discount from par?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

We will take that under consideration. I would not hold your breath.

Elden Smith  - Fleetwood Enterprises - President and CEO

I think that you have seen that we have been fairly opportunistic in doing those sorts of things. We did pick some of it up.

Michael Kadick  - Kadick Inc. - Analyst

I know that and I applaud you on that purchase, it was a nice big purchase. Could you tell us again what your exact plans are for the $50 million proceeds of real estate?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

Our liquidity is decent but we have $100 million in converts, which have a put call date about a year and a half out and our expectation is that we ought to position ourselves to be quite liquid by that point in time.

Michael Kadick  - Kadick Inc. - Analyst

Well the last reported trade on the preferred was at 30, $0.60 on the dollar, 10% current.

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

It is about a 10% cost of capital if you base it on market price instead of the 6% coupon (multiple speakers)

Michael Kadick  - Kadick Inc. - Analyst

Right, which you should.

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

But that is still below our weighted average cost of capital.

Michael Kadick  - Kadick Inc. - Analyst

What is your weighted cost of capital?

Boyd Plowman  - Fleetwood Enterprises - EVP and CFO

With equity it is obviously in the mid-teens if you include equity.

Michael Kadick  - Kadick Inc. - Analyst

All right, thank you.

Operator

There are no further questions at this time. I will now turn the call back to management for concluding remarks.

Elden Smith  - Fleetwood Enterprises - President and CEO

Okay Natalie. Thank you very much. Thank you all for joining us today. We look forward to speaking with you again next quarter. Take care.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.